Exhibit 99.1

SAFEGUARD SCIENTIFICS ANNOUNCES FIRST QUARTER 2022 FINANCIAL RESULTS

Conference call and webcast on May 5, 2022 at 5 p.m. ET

Radnor, PA, May 5, 2022 — Safeguard Scientifics, Inc. (NYSE:SFE) (“Safeguard” or the “Company”) today announced financial results for the three months ended March 31, 2022.

FIRST QUARTER 2022 HIGHLIGHTS

●	Capital Return
o	Safeguard repurchased 147,795 shares on the open market at an average price of $5.27 per share, totaling $0.8 million.
o	Safeguard has repurchased $0.4 million of additional shares subsequent to the quarter-end on the open market at an average price of approximately $4.71 per share.

●	Exits & Deployments
o	Safeguard funded $2.0 million and $1.4 million of convertible loans to Prognos Health and Clutch Holdings, respectively, as part of financings in which other existing investors also participated.

●	Safeguard Company Performance
o

The aggregate trailing twelve-month revenues ending December 31, 2021 for nine of Safeguard’s companies, which excludes Other Ownership Interests and MediaMath, was $141 million, an increase of 16.2% from the comparable prior period.

o

Safeguard’s 1.3 million shares of Bright Health common stock experienced unrealized declines in fair value of $2.0 million. Based on the closing price as of March 31, 2022, the fair value of Safeguard’s Bright Health common stock was $2.6 million.

o

In April, MediaMath consummated a comprehensive recapitalization transaction in which Safeguard did not provide additional capital. As part of the recapitalization, Safeguard’s previous preferred equity instruments were cancelled, and we received new equity instruments which could have value in certain upside scenarios.

●	Financial Results
o	Cash, cash equivalents and restricted cash totaled $19.4 million at March 31, 2022.
o

The carrying value of the Company’s ownership interests totaled $24.1 million at March 31, 2022, which includes the Bright Health common stock noted above. The total cost of Safeguard’s ownership interests was $154.4 million.

o

Net loss for the three months ended March 31, 2022 was $6.7 million, or $0.40 per share, compared with net income of $17.6 million, or $0.84 per share, for the same period in 2021. The prior year period’s net income reflected gains from the sale of Zipnosis and T-REX Group.

●	Operating Costs
o	Safeguard continued to reduce its operating costs. General and administrative expenses totaled $1.2 million for the quarter as compared to $2.5 million for the comparable period of 2021.
o

Safeguard also continued to lower its corporate expenses,[1] which totaled $0.8 million for the first quarter of 2022, as compared to $1.2 million for the comparable period of 2021, a 29% year-on-year decline.

●	Outlook
o	Safeguard will continue to closely manage corporate expenses in 2022 with a target of $3.5 million to $4.0 million for the year, exclusive of strategic transaction related expenses, if any.
o	Safeguard continues to explore all options to maximize value and expects to provide an update on its strategic process with Houlihan Lokey no later than its Q3 2022 earnings call.

“We remain confident in the opportunities for our companies to generate substantial value to our shareholders. While we continue to work with each of our management teams to drive operational performance and attractive exits in a timely manner, we are exploring additional strategic paths to maximize shareholder value with our advisor, Houlihan Lokey. Additionally, we are using our excess cash to repurchase shares through our current buyback program at what we believe are attractive levels. We also recently announced some changes to our Board of Directors. We would like to thank our Chairman of the Board, Dr. Robert Rosenthal, who is not standing for re-election at this year’s annual shareholders meeting, for his 15 years of dedicated service to Safeguard Scientifics. It has been a pleasure working closely with Bob over the past two years and we wish him much success in his future endeavors. We are also excited to welcome our two new director nominees, Ross DeMont and Beth Michelson, who we believe will be great additions to the Board,” said Eric C. Salzman, Chief Executive Officer.

1 Corporate expenses are general and administrative expenses excluding depreciation, severance, stock-based compensation and other non-recurring items.  See full reconciliation in the financial section of this statement.

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OWNERSHIP INTERESTS AT MARCH 31, 2022

Companies	Category	Acquisition Year	Primary Ownership%		Fully Diluted Ownership% **		Carrying Value (in millions)	Cost (in millions)

	Initial Revenue Stage: Up to $1 million
None
	Revenue of $1 million to $5 million
None
	Revenue of $5 million to $10 million
Lumesis, Inc.	Financial Services	2012	43.2%		43.3%		$1.6	$5.6
Moxe +	Healthcare	2016	27.6%		25.5%		3.2	7.5
	Revenue of $10 million to $20 million
Clutch Holdings, Inc.	Digital Media	2013	41.7%		33.2%		5.5	18.3
InfoBionic, Inc.	Healthcare	2014	25.2%		22.1%		-	22.0
meQuilibrium	Healthcare	2015	31.9%		22.3%		1.3	14.0
Syapse, Inc.	Healthcare	2014	11.0%		8.9%		4.2	25.0
Trice Medical, Inc.	Healthcare	2014	12.6%		9.0%		0.8	11.8
	Revenue of $20 million to $50 million
Aktana, Inc.	Healthcare	2016	13.4%		11.4%		-	15.9
Prognos Health, Inc.	Healthcare	2011	28.5%		25.1%		4.1	14.6
	Revenue greater than $50 million
MediaMath, Inc. *	Digital Media	2009	13.2	% *	10.1	% *	-	15.5
	Other Ownership Interests
Bright Health Group	Healthcare	2021					2.6	-
All others	Various						0.8	4.2
					TOTAL:		$24.1	$154.4

+ Company progressed into higher revenue stage this quarter.

* MediaMath’s April recapitalization transaction substantially reduced Safeguard’s ownership interests to less than 1% on a fully diluted basis through new equity instruments that could have value in certain upside scenarios.

** Based on information provided by each respective company. Assumes the conversion or exercise of all currently outstanding securities including the issuance of all shares available under authorized employee equity programs. Does not reflect liquidation preferences, priority payments, proceeds from option and/or warrant exercises or other company-specific transaction-related obligations in a liquidation or exit transaction.

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CONFERENCE CALL AND WEBCAST DETAILS

Please call 10-15 minutes prior to the call to register.

Date: May 5, 2022

Time: 5:00 p.m. ET

Webcast: https://www.webcast-eqs.com/safeguard05052022_en/en

Live Number: 888-428-7458

Speakers: Chief Executive Officer, Eric C. Salzman; and Senior Vice President and Chief Financial Officer, Mark A. Herndon

Format: Discussion of the full year and fourth quarter’s financial results followed by Q&A

The replay will be available at Safeguard.com’s investor relations site under “Past events”. For more information please contact IR@safeguard.com.

About Safeguard Scientifics

Historically, Safeguard Scientifics has provided capital and relevant expertise to fuel the growth of technology-driven businesses. Safeguard has a distinguished track record of fostering innovation and building market leaders that spans more than six decades. Safeguard is currently pursuing a focused strategy to value-maximize and monetize its ownership interests over a multi-year time frame to drive shareholder value. For more information, please visit www.safeguard.com.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements.” Our forward-looking statements are subject to risks and uncertainties. Forward-looking statements include, but are not limited to, statements regarding Safeguard’s ability to maximize the value of monetization opportunities of its ownership interests and drive total shareholder returns. Safeguard’s initiatives taken or contemplated to enhance and unlock value for all of its shareholders, Safeguard’s efforts to execute on and implement its strategy to streamline its organizational structure, reduce its operating costs, pursue monetization opportunities for ownership interests and maximize the return of value to its shareholders, Safeguard’s ability to create, unlock, enhance and maximize shareholder value, the effect of Safeguard’s management succession plan on driving increased organizational effectiveness and efficiencies, the ability of the management team to execute Safeguard’s strategy, the availability of, the timing of, and the proceeds that may ultimately be derived from the monetization of ownership interests, Safeguard’s projections regarding the reduction in its ongoing operating expenses, Safeguard’s projections regarding annualized operating expenses and expected severance expenses, monetization opportunities for ownership interests, and the amount of net proceeds from the monetization of ownership interests that will enable the return of value to Safeguard shareholders after satisfying working capital needs and the timing of such return of value. Such forward-looking statements are not guarantees of future operational or financial performance and are based on current expectations that involve a number of uncertainties, risks and assumptions that are difficult to predict. Therefore, actual outcomes and/or results may differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the monetization of our ownership interests for maximum value or at all and the return of value to our shareholders, our ability to successfully execute on our strategy to streamline our organizational structure and align our cost structure to increase shareholder value, whether our strategy will better position us to focus our resources on the highest-return opportunities and deliver enhanced shareholder value, the ongoing support of our existing ownership interests, the fact that our companies may vary from period to period, challenges to achieving liquidity from our ownership interests, fluctuations in the market prices of our publicly traded holdings, if any, competition, our inability to obtain maximum value for our ownership interests, our ability to attract and retain qualified employees, market valuations in sectors in which our ownership interests operate, our inability to control our ownership interests, our need to manage our assets to avoid registration under the Investment Company Act of 1940, risks, disruption, costs and uncertainty caused by or related to the actions of activist shareholders, including that if individuals are elected to our Board with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create value for our shareholders and perceived uncertainties as to our future direction as a result of potential changes to the composition of our Board may lead to the perception of a change in the direction of our business, instability or a lack of continuity that may adversely affect our business, and risks associated with our ownership interests, including the fact that most of our ownership interests have a limited operating history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. As a result of these and other factors, the Company’s past operational and financial performance should not be relied on as an indication of future performance. Further information on the above risk factors and other potential factors that could affect our future business, operating results and financial condition is included in our Annual Report on Form 10-K for the year ended December 31, 2021 and other periodic filings with the Securities and Exchange Commission, including risks under the heading “Risk Factors.” The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

###

SAFEGUARD CONTACT:

Mark Herndon

Chief Financial Officer

(610) 975-4913

mherndon@safeguard.com

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Safeguard Scientifics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2022	December 31, 2021
Assets
Cash, cash equivalents and restricted cash	$19,432	$24,764
Ownership interests	2,552	4,549
Other current assets	914	965
Total current assets	22,898	30,278
Ownership interests in and advances	21,573	21,972
Other assets	1,727	1,778
Total Assets	$46,198	$54,028

Liabilities and Equity
Other current liabilities	$1,010	$1,734
Total current liabilities	1,010	1,734
Lease liability - non-current	1,589	1,678
Other long-term liabilities	50	50
Total equity	43,549	50,566
Total Liabilities and Equity	$46,198	$54,028

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Safeguard Scientifics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2022	2021
Operating expenses	$1,234	$2,463
Operating loss	(1,234)	(2,463)
Other income (loss), net	(1,997)	706
Interest, net	101	53
Equity income (loss), net	(3,579)	19,329
Net income (loss) before income taxes	(6,709)	17,625
Income tax benefit (expense)	—	—
Net income (loss)	$(6,709)	$17,625
Net income (loss) per share:
Basic	$(0.40)	$0.84
Diluted	$(0.40)	$0.84
Weighted average shares used in computing income (loss) per share:
Basic	16,587	20,902
Diluted	16,587	20,930

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Safeguard Scientifics, Inc.

Financial Data

(in thousands)

Additional Financial Information

Non-GAAP Measures

In discussing financial results and guidance, the Company refers to the measure "corporate expenses" which is not in accordance with Generally Accepted Accounting Principles (GAAP). We use this non-GAAP financial measure internally to make operating and strategic decisions, including evaluating our overall performance and as a factor in determining compensation for certain employees. We have defined corporate expenses as general and administrative costs excluding stock based compensation, severance costs, and non-recurring items and other.  Non-recurring items and other includes accruals related to the Company's LTIP plan that will not be paid until reaching a specified threshold within that plan. We believe presenting this non-GAAP financial measure provides additional information to facilitate comparison of our historical operating costs and their trends, and provides additional transparency on how we evaluate our cost structure. We also believe presenting this measure allows investors to view our performance using the same measure that we use in evaluating our performance and trends.

Corporate expenses reconciliation:

	Three Months Ended
	March 31,
	2022	2021
Corporate expenses	$845	$1,197
Stock based compensation	314	245
Severance costs	—	774
Non-recurring items and other	75	247
General and administrative expenses	$1,234	$2,463

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